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                                                                   EXHIBIT 10


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the 1st day of August, 1997, by and between FIRST AMERICAN CORPORATION, a Tennessee corporation (hereinafter referred to as the "Company"), and MARTIN E. SIMMONS (hereinafter referred to as the "Executive").

                              W I T N E S S E T H :

         WHEREAS, Executive is currently employed by Company as its Executive Vice President - Administration, General Counsel, Principal Financial Officer and Corporate Secretary; and

         WHEREAS, Company and Executive wish to establish a new position for Executive with Company to the end that Executive will continue to serve in the Company's employ for and upon the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions. For purposes of this Agreement, capitalized terms shall have the meanings set forth in Exhibit A.

         2. Employment. Company hereby agrees to continue to employ Executive, and Executive hereby agrees to remain in the employ of Company upon the terms and conditions herein provided.

         3. Position and Responsibility. Effective August 1, 1997, Executive hereby resigns his current Company offices of Executive Vice President -Administration, General Counsel, Principal Financial Officer and Corporate Secretary, and on and after that date, Executive shall be employed as Senior Counsel to Company. In the position of Senior Counsel, Executive shall be responsible for providing legal and other services to Company pursuant to a business plan to be developed with and approved by Company's Chairman and Chief Executive Officer or his designee as soon as reasonably possible but in no event later than January 1, 1998. The Chairman and Chief Executive Officer's designee shall be selected from Company's General Counsel and Company's officers who report directly to the Chairman and Chief Executive Officer. The business plan shall be subject to revision in the same manner from time to time, as appropriate, and shall be updated at least annually on or before January 1 of each calendar year. Executive shall report to Company's Chairman and Chief Executive Officer or his designee.

         Pursuant to this Agreement, Executive is scheduled to work at least twenty (20) hours per week in his position as Senior Counsel. Company shall make reasonable good faith efforts to make work available to Executive at an annual rate of at least 1,250 Billable Hours. Executive shall have reasonable discretion, consistent with reasonable business practices, to determine the scheduling and location for the performance of his work under this Agreement. Subject to Executive's fulfillment of his responsibilities under this Agreement, Executive may engage in the practice of law for his own account and personally represent clients other than Company as a sole practitioner and/or in affiliation with a third party law firm. Notwithstanding the foregoing, Executive shall not, without the prior written consent of Company's Chief Executive Officer, which shall not be withheld unreasonably, personally represent any bank, thrift holding company

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or other financial institution other than Company and its affiliates. The consent of Company's Chief Executive Officer to any such representation shall constitute a waiver by Company of the application, if any, of Section 14 to that specific representation. In its sole discretion, Company may refer legal work to a law firm with whom Executive is affiliated and may approve the referred work for joint performance by Executive and the law firm. In the case of any such referral, Executive's services in the performance of the referred work shall constitute services under this Agreement for which the Executive is compensated under the terms hereof and shall not be charged to Company. Executive may serve or continue to serve on the boards of directors of, and hold any other offices or positions in, other companies or organizations, if such service does not adversely affect the performance of Executive's duties pursuant to this Agreement. Executive may have other business investments and participate in other ventures and in civic or charitable activities which may require his attention from time to time but which shall not interfere or be inconsistent with his duties hereunder. No activities referred to in this paragraph may be undertaken that would violate any other term of this Agreement.

         During a transition period until December 31, 1997, Company will provide Executive with suitable office space and secretarial support for the performance of his responsibilities under this Agreement. Thereafter, Executive shall relocate to offices outside Company and shall be responsible for providing his own secretarial and other office requirements. Company shall reimburse Executive for travel, meeting attendance and other expenses reasonably and necessarily incurred by Executive in the performance of his duties pursuant to this Agreement to the extent that the expenses would be reimbursed or paid by Company under its policies for full time management employees. Company shall provide Executive either with subscriptions to or copies of reference publications reasonably required by Executive for the performance of his duties, and Company shall also provide Executive with remote access to its computer network in order that Executive may communicate pursuant to Company's e-mail system and access the information services of the American Bankers Association on the Internet.

         4. Term. Executive's employment under this Agreement shall commence as of August 1, 1997 and, shall continue until July 31, 2002, subject, however, (a) to earlier termination in the manner provided in this Agreement; and (b) to continuation until December 31, 2002, if required in order for Executive to complete ten (10) years of service for purposes of the Master Retirement Plan.

         5.       Compensation.

                  During the term of this Agreement, Executive shall be compensated for services hereunder as follows:

                  (a) Base Salary. Executive shall be paid a base salary at the rate of Three Hundred Fifteen Thousand Dollars ($315,000.00) per Employment Year.

                  (b)      Annual Bonus.

                           (i)      Calendar Year 1997. Prior to September 1,
1997, Executive shall elect irrevocably either the opportunity to earn the bonus described in Section 5(b)(i)(A) or the opportunity to earn the bonus described in Section 5(b)(i)(B).

                           (A)      If Executive elects this 1997 bonus
opportunity, he shall continue to participate in Company's Annual Management Incentive Program (with its performance-accelerated restricted stock election remaining in effect) with respect to the 1997 annual incentive increment only, and Executive's entitlement to any 1997 bonus, including the

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terms of payment thereof, shall be determined solely in accordance with the terms of the Annual Management Incentive Program as applicable to the 1997 annual incentive award increment.

                           (B)      If Executive elects this 1997 bonus
opportunity, and if the Tier 1 target performance level under Company's Annual Management Incentive Program is attained with respect to Company's 1997 fiscal year, Executive shall receive a bonus in the amount of $157,500, which shall be paid in cash on or before March 31, 1998. No additional bonus shall be payable if the Tier 1 target performance level is exceeded for 1997. If for 1997 the Tier 1 target performance level is not attained, but the Tier 1 threshold performance level is attained, Executive shall receive a bonus in an amount equal to the product of $157,500 multiplied by the percentage of Tier 1 target performance payout that is payable for 1997. Executive shall not participate in Company's Annual Management Incentive Program for 1997 or any subsequent year.

                  (ii) Calendar Years 1998, 1999 and 2000. During each of calendar years 1998, 1999 and 2000, Executive shall have the opportunity to earn a bonus in the amount of $157,500. At the beginning of each such calendar year, in conjunction with the development or revision and approval of Executive's business plan pursuant to Section 3, Company's Chief Executive Officer or his designee will establish Executive's goals and objectives for purposes of bonus attainment during the applicable year. After the conclusion of the applicable year, Company's Chief Executive Officer or his designee will measure Executive's performance during the year against the goals and objectives established for that year, and in his sole discretion, will determine the percentage, if any, of bonus earned by Executive with respect to the applicable year. As a prerequisite to earning the full amount of bonus with respect to any such calendar year, Executive must work at least 1,250 Billable Hours; and as a prerequisite to earning any bonus with respect to any such calendar year, Executive must work at least 1,000 Billable Hours. If Company, in its sole discretion, refers legal work to a law firm with whom Executive is affiliated, and as a result, Executive is compensated by the law firm, any bonus payable hereunder with respect to a calendar year shall be reduced by 75% of the compensation that is paid to Executive by the law firm for referred Company work with respect to the applicable calendar year. If Executive is compensated for referred Company work performed during a calendar year, any bonus payable with respect to the calendar year in which the work is performed shall be reduced under the preceding sentence without regard to when Executive receives the compensation; and if the compensation is received after a bonus has already been paid with respect to a calendar year, Company shall reduce Executive's future compensation by the amount of the appropriate reduction. Any bonus earned by Executive with respect to a calendar year shall be paid to Executive in cash on or before March 31 of the following calendar year.

                  (c) Stock Compensation. Executive shall not be entitled to receive any further grants of stock compensation awards, such as stock option and restricted stock, under the First American Corporation 1991 Employee Stock Incentive Plan or otherwise. If Executive elects the 1997 bonus opportunity under Section 5(b)(i)(B), the 1997 grants of restricted stock to Executive in connection with the Company's Annual Management Incentive Program shall terminate and be of no further effect, and Executive shall have no rights thereunder. All other grants of restricted stock and stock options previously made to Executive under the First American Corporation 1991 Employee Stock Incentive Plan shall remain in effect, subject to the terms and conditions of the grants and other governing instruments. Exhibit B-1 describes Executive's stock compensation

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awards that shall be outstanding as of August 1, 1997 (except for the 1997 grants of restricted stock in connection with the Company's Annual Management Incentive Program).

         6. Participation in Benefit Plans and Fringe Benefits. Executive's compensation under Section 5 is in addition to any benefits to which Executive may be or may become entitled under any Employee Benefit Programs of Company in which Executive is participating currently; and Executive shall be eligible to receive, during the period of his employment under this Agreement, all benefits and emoluments for which members of Company's management are eligible under any such program to the extent permissible under the terms and provisions of the program and in accordance with the provisions thereof. Company shall continue to provide Executive with Employee Benefit Programs providing benefits and levels of benefits at least equal to those presently provided to Executive by Company, except that Company shall provide a substantially equivalent form of benefit with respect to any Employee Benefit Program as to which Executive becomes ineligible to participate during the term of this Agreement (such as Company's Short Term Disability (STD) Plan), and in any event, this Agreement shall not preclude a reduction in level of benefits provided to Executive resulting from a curtailment by Company of an Employee Benefit Program affecting all members of Company's management as a group. Company shall provide Executive with the benefits of its Executive Officers Tax Preparation Policy through Executive's taxable year ending December 31, 1998.

         7. Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation per Employment Year. With respect to any Partial Employment Year, vacation shall be prorated by multiplying the annual vacation as stated above by a fraction, the numerator of which is the number of complete months in such Partial Employment Year and the denominator of which is twelve (12). Executive shall not be entitled to accumulate unused paid vacation time from one Employment Year to the next Employment Year or to receive additional compensation from Company in lieu of unused vacation time with respect to any Employment Year or Partial Employment Year or upon termination of this Agreement.

         8. Termination of Employment Other than for Cause or due to Death or Following Disability or Change of Control. This Section shall apply to termination of Executive's employment (a) other than for Cause or due to death or Disability; or (b) following a Change of Control.

                  (a) Right to Terminate. Company shall have the right, in its sole discretion, to terminate Executive's employment, without cause, at any time during the term of this Agreement. Executive shall have the right, in his sole discretion, to terminate his employment, without cause, at any time during the term of this Agreement. Termination of this Agreement pursuant to this Section shall be effected by either party's giving written notice of intent to terminate to the other party at least thirty (30) days prior to the effective date of termination.

                  (b) Termination Before February 1, 1998. In the event that Executive's employment is terminated by Company pursuant to Section 8(a) before February 1, 1998, Executive shall be entitled to receive the compensation and benefits that he would receive if this Agreement continued in effect through January 31, 1998, and also to receive the compensation and benefits provided under Section 8(c) as if this Agreement had terminated pursuant to Section 8(a) on February 1, 1998. In the event that Executive terminates his employment pursuant to Section 8(a) before February 1, 1998, Executive shall be entitled to receive the compensation and benefits that would be provided under Section 8(c) if this Agreement terminated pursuant to

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Section 8(a) on February 1, 1998 but determined as of and commencing upon
Executive's termination of employment.

                  (c) Termination After January 31, 1998 and Before August 1, 1998. In the event that Executive's employment is terminated pursuant to
Section 8(a) after January 31, 1998 and before August 1, 1998, Executive shall be entitled to receive, and Company shall be obligated to provide, the following compensation and benefits:

                           (i)      For the next twenty four (24) months, the
Executive shall be entitled to receive periodic payments on dates corresponding to Company's regular payroll days for salaried employees at an annual rate equal to $315,000.

                           (ii)     If termination occurs in calendar year 1997,
Executive shall be entitled to receive in 1998 the Calendar Year 1997 bonus specified in Section 5(b)(i) upon satisfaction of the requirements of that Section and subject to its other terms.

                           (iii)    If the Tier 1 target performance level under
Company's Annual Management Incentive Program is attained with respect to Company's 1998 fiscal year, Executive shall be entitled to receive a payment in the amount of $157,500, which shall be paid in cash on or before March 31, 1999, and shall be subject to the other terms and conditions that apply to the Calendar Year 1997 bonus under Section 5(b)(1).

                           (iv)     On the date of Executive's termination,
Executive shall vest and be entitled to all shares of restricted stock included in his Executive Stock Ownership Restricted Stock Grants. Executive shall also be entitled to any shares of restricted stock issuable pursuant to Performance-Based Restricted Stock Grants that have been fully earned by satisfaction of all performance criteria as of the December 31 coincident with or next preceding the date of Executive's termination. All unearned restricted stock awards shall be forfeited. All of Executive's previously granted stock options that are outstanding but not yet exercisable shall become exercisable in full on the date of Executive's termination and shall remain exercisable for the period that would apply under the Company's 1991 Employee Stock Incentive Plan in the case of Executive's retirement. Exhibit B-2 contains an example of the operation of this provision.

                           (v)      Executive shall elect COBRA continuation
coverage under Company's group health plan, and during the period of Executive's COBRA continuation coverage, Company shall pay the same portion of Executive's cost of health coverage as Company pays with respect to active employees. After the COBRA continuation coverage period ends, Company shall provide medical benefits to Executive that are equivalent to Company's program of medical benefits for retiring employees as in effect from time to time thereafter.

                           (vi)     Beginning immediately after the end of the
twenty-four (24) month period of payments pursuant to Section 8(c)(i), Company shall pay to Executive a monthly supplemental retirement benefit, which shall be an amount equal to the retirement benefits to which the Executive would be entitled under the Master Retirement Plan and SERP if (A) Executive had completed the years of age and service that he would have completed if he remained employed under this Agreement through the end of its full term (that is, until July 31, 2002, or if applicable, December 31, 2002); (B) Executive's compensation used to calculate his retirement benefits included his actual compensation from Company until the end of the twenty-four (24) month payment period in Section 8(c)(i); and (C) Executive had begun receiving early retirement benefits under the Master Retirement Plan and SERP on August 1, 2002. As of Executive's normal retirement date of August 1, 2004 under the Master Retirement Plan, the

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monthly supplemental benefit shall be reduced by the amount of Executive's monthly accrued benefit then payable under the Master Retirement Plan, with the amount of reduction to be adjusted actuarially to reflect any difference in the forms of payment in effect for the early retirement benefit and the normal retirement benefit under the Master Retirement Plan. Executive shall have the opportunity to elect that the monthly supplemental retirement benefit be paid in any form available for the payment of an early retirement benefit under the Master Retirement Plan, and the amount of his monthly supplemental retirement benefit shall be computed in accordance with the form elected. If Executive dies while payments are in effect under this Section 8(c)(vi), but before Executive's normal retirement date of August 1, 2004, and a form of payment is in effect that provides for survivor benefits, the amount of any such survivor benefits shall be reduced actuarially to reflect any survivor benefits payable under the Master Retirement Plan. Exhibit C contains an example of the operation of the provisions of this Section 8(c)(vi).

                  (d) Termination After July 31, 1998. In the event that Executive's employment is terminated pursuant to Section 8(a) after July 31, 1998, Executive shall be entitled to receive, and Company shall be obligated to provide, the following compensation and benefits:

                           (i)      During the period ending July 31, 2002, the
Executive shall be entitled to receive periodic payments on dates corresponding to Company's regular payroll days for salary employees at an annual rate equal to $315,000.

                           (ii)     If termination occurs in either calendar
year 1998, 1999 or 2000, Executive shall have the opportunity to receive payment with respect to the calendar year of termination a prorated bonus in an amount equal to the product of $157,500 multiplied by a fraction, the numerator of which is number of months of employment completed by Executive during the calendar year of termination and the denominator of which is twelve (12). Executive's entitlement to any such bonus shall be determined under Section 5(b)(ii) but with Executive's performance to be evaluated based upon his performance to his date of termination and his Billable Hours prerequisites to be prorated to the date of termination in the same manner as the bonus opportunity amount. Any bonus so earned by Executive shall be paid to Executive in cash on or before March 31 of the following calendar year.

                           (iii)    Section 8(c)(iv) shall govern Executive's
stock compensation grants.

                           (iv)     Section 8(c)(v) shall govern Executive's
health coverage.

                           (v)      Beginning August 1, 2002, Company shall pay
to Executive a monthly supplemental retirement benefit which shall be an amount equal to the retirement benefits to which the Executive would be entitled under the Master Retirement Plan and SERP if (A) Executive had completed the years of age and service that he would have completed if he remained employed under this Agreement through the end of its full term (that is, until July 31, 2002, or if applicable, December 31, 2002); (B) Executive's compensation used to calculate his retirement benefits included his actual compensation from Company until July 31, 2002, and (C) Executive were eligible to begin receiving early retirement benefits under the Master Retirement Plan and SERP on August 1, 2002. As of Executive's normal retirement date of August 1, 2004 under the Master Retirement Plan, the monthly supplemental benefit shall be reduced by the amount of Executive's monthly accrued benefit then payable under the Master Retirement Plan, with the amount of reduction to be adjusted actuarially to reflect any difference in the forms of payment in effect for the early retirement benefit and the normal retirement benefit under the Master Retirement Plan. Executive shall have the opportunity to elect that the monthly

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supplemental retirement benefit be paid in any form available for the payment of an early retirement benefit under the Master Retirement Plan, and the amount of his monthly supplemental retirement benefit shall be computed in accordance with the form elected. If Executive dies while payments are in effect under this
Section 8(d)(v), but before Executive's normal retirement date of August 1, 2004, and a form of payment is in effect that provides for survivor benefits, the amount of any such survivor benefits shall be reduced actuarially to reflect any survivor benefits payable under the Master Retirement Plan. Exhibit C contains an example of the operation of the provisions of this Section 8(d)(v).

                  (e) Release Required. Notwithstanding anything herein to the contrary, Executive's entitlement to any compensation and benefits under this Section shall be conditioned further upon Executive's duly releasing Company from all claims pursuant to Executive's execution, not later than thirty
(30) days after the date of termination, of a legally binding release substantially in the form of Exhibit D hereto, which is not revoked by Executive within seven (7) days after Executive's execution thereof.

                  (f) Consulting Agreement. Notwithstanding anything herein to the contrary, Executive's entitlement to any compensation and benefits under this Section shall be conditioned upon Executive's undertaking to provide his personal advice and counsel to Company during any period in which compensation and benefits are continued pursuant to Section 8(b) and during the twenty-four
(24) month payment period in Section 8(c)(i) or the payment period in Section 8(d)(i) ending August 1, 2002, whichever is applicable, Executive agrees to be available to Company during the applicable period, upon reasonable notice, to consult with Company's Chief Executive Officer and his designees regarding the types of matters with respect to which Executive has been providing Company with legal and other services. Executive's consulting duties and obligations shall not be either exclusive or full time, and it is understood that Executive will not be required to maintain regular hours during which he will be available for consultation purposes but that the consultation services will be rendered as requested during reasonable business hours upon reasonable notice.

                  (g) Death. Except as provided in this Section 8(g), in the event that Executive dies after termination of employment pursuant to
Section 8(a), Company shall have no further obligation for additional compensation and benefits to Executive or his personal representative, spouse, heirs and beneficiaries under this Agreement other than for any compensation and benefits earned and accrued under this Agreement but unpaid as of the date of death. Upon Executive's death after termination of employment pursuant to
Section 8(a), (i) Executive's outstanding stock options shall remain exercisable for the period that would apply under Company's 1991 Employee Stock Incentive Plan in the case of a retired participant's death; (ii) in the event Executive is survived by his spouse, Executive's spouse shall be entitled to elect COBRA continuation coverage under Company's group health plan, and after the COBRA continuation coverage period ends, to be provided by Company with medical benefits that are equivalent to those provided in the case of surviving spouses of retired employees pursuant to Company's program of medical benefits for retiring employees as in effect from time to time thereafter; and (iii) in the event Executive dies after his monthly supplemental retirement benefit commences under Section 8(c)(vi) or 8(d)(v), as applicable, and a survivor form of benefit is payable, benefits shall be paid to his survivor pursuant to the form of payment in effect for his supplemental retirement benefit.

         9. Termination for Cause. Company shall have the right to terminate Executive's employment under this Agreement at any time, effective immediately, for Cause. In the event that

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Executive's employment under this Agreement is terminated for Cause, Company shall pay to Executive any Base Salary due to Executive as of the effective date of termination, all of Company's obligations to Executive under this Agreement shall terminate, and Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the effective date of the termination.

         10. Termination Due to Death or Disability. Executive's employment under this Agreement shall terminate upon his death or Disability. Executive's Base Salary shall be paid through the end of the month in which death or Disability occurs, and Company shall pay any other compensation and benefits earned and accrued under this Agreement but unpaid as of the date of death or Disability. Thereafter, except as provided in the final sentence of this Section 10, Company shall have no further obligation for additional compensation and benefits to Executive or his personal representative, spouse, heirs and beneficiaries under this Agreement, and Executive, his personal representative, spouse, heirs and beneficiaries shall be entitled to such compensation and benefits, if any, as are provided under the First American Corporation 1991 Employee Stock Incentive Plan and any applicable Employee Benefit Programs in which Executive is participating at the time of death or Disability. If Executive's employment under this Agreement terminates due to his death and Executive is survived by his spouse, Executive's spouse shall be entitled to elect COBRA continuation coverage under Company's group health plan, and after the COBRA continuation coverage period ends, to be provided by Company with medical benefits that are equivalent to those provided in the case of surviving spouses of retired employees pursuant to Company's program of medical benefits for retiring employees as in effect from time to time thereafter.

         11. Termination After Change of Control. After a Change of Control, Company and Executive shall have the same respective rights to terminate Executive's employment as are set forth in Section 8(a). After a Change of Control, Executive shall be eligible for any general employee change in control benefits and any favorable treatment with respect to stock grants under the First American Corporation 1991 Employee Stock Incentive Plan that may be applicable, but he shall not be eligible for compensation or benefits pursuant to any Key Employee Change in Control Agreement or similar change in control contract that may apply to other Company executives. Further, if Company terminates Executive's employment, without Cause, or if Executive's Constructive Termination occurs and Executive terminates his employment voluntarily, in either case within two (2) years after a Change of Control that occurs before August 1, 2000, Executive shall be entitled to receive, and Company shall be obligated to provide, the following compensation and benefits:

                  (a) As soon as practicable and in no event more than thirty (30) days after Executive's termination, Company shall pay to Executive in cash a lump sum equal to the sum of the following amounts:

                           (i)      The total amount of Base Salary that would
have been payable to Executive through July 31, 2002 if this Agreement had remained in effect through July 31, 2002.

                           (ii)     The total amount of bonuses that Executive
could have received pursuant to Section 5(b) if this Agreement had remained in effect through December 31, 2000, and Executive had satisfied all requirements for full payment of the bonus amounts.

                           (iii)    The Additional Amount plus an amount equal
to all excise taxes and federal, state and local income taxes incurred by Executive with respect to receipt of the Additional Amount. All determinations required to be made under this Section 11(a)(iii),

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including whether an Additional Amount is required and the amount of any
Additional Amount, shall be made by the Accounting Firm, which will provide detailed supporting calculations to Company and Executive. In computing taxes, the Accounting Firm shall use the highest marginal federal, state and local income tax rates applicable to Executive and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability, unless Executive demonstrates that he will not in fact be entitled to such a deduction for the year of payment. Notwithstanding the preceding sentences of this Section 11(a)(iii), the Additional Amount shall not be paid to Executive if Company, at the same time as the payments pursuant to Sections 11(a)(i) and (ii) are made, provides Executive with an opinion of the Accounting Firm that Executive will not incur an excise tax on part or all of the Separation Payments. Any such opinion shall be based upon the applicable regulations under Code Sections 280G and 4999 (or any successor provision thereof) or substantial authority within the meaning of Code Section 6662. If such opinion applies only to part of the Separation Payments, Company shall pay Executive the Additional Amount with respect to that part of the Separation Payments not covered by the opinion.

                  (b) The provisions of the First American Corporation 1991 Employee Stock Incentive Plan shall govern Executive's stock compensation grants.

                  (c) Section 8(c)(5) and if Executive dies, Section 8(g) shall govern Executive's health coverage.

                  (d) Section 8(d)(5) shall govern Executive's supplemental retirement benefits.

         12. Mitigation. Company shall be relieved of any obligation to provide employee benefits to Executive to the extent and for such period that such benefits are duplicative of benefits provided to Executive by another employer after a termination of this Agreement. Any compensation received by Executive from alternative employment obtained by Executive after termination shall not serve to reduce any payments due from Company under this Agreement.

         13.      Post Termination Obligations.

                  (a) Confidentiality of Information. For so long as Executive is employed by Company and thereafter for a period of twenty four (24) months, except as otherwise required by law or compelled by legal process, Executive shall keep confidential and shall not disclose to any entity (other than Company and its affiliates or to any person who is authorized by Company to have access to such information or to any advisor of Executive to whom such disclosure is made in connection with obtaining advice with regards to Executive's rights or duties under this Agreement if Executive obtains the agreement of such advisor to maintain the confidentiality thereof), nor shall he use for his own benefit, any information known to him constituting a trade secret or confidential proprietary information.

                  (b) Remedies. In addition to any other remedies that may be available at law or in equity, the damage which may result from any threatened or actual breach of the restrictions set forth in this Section 13 and in Section 14 are incapable of accurate measurement and are beyond the abilities of Executive to respond to by payment of a judgment. Therefore, Company shall be entitled to a decree of specific performance or an injunction against the breach of the restrictions set forth in this Section 13 and 14 without the necessity of showing irreparable, special or imminent damages or the posting of any bond. If Company institutes any proceedings to enforce this Section 13 or Section 14, the substantially prevailing party shall be entitled to recover attorneys' fees reasonably incurred therein. Should any provision of this Section 13 or Section 14 be held to be unenforceable, all other parts and provisions shall be given effect

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separately therefrom and shall not be affected thereby, and the terms and provisions of this Section 13 and Section 14 shall be enforced in their present form or as may be modified by a court of competent jurisdiction, which modification is hereby expressly authorized, as may be necessary so as not to exceed the time, geographic or occupational limitations permitted by applicable laws, and the terms and provisions hereof shall be reformed to the maximum time, geographic or occupational limitation permitted by such laws.

         14. Nonsolicitation/Noncompetition Agreement. During the term of this Agreement, during any period in which compensation and benefits are continued pursuant to Section 8(b), and during the twenty-four (24) month payment period in Section 8(c)(i) or the payment period in Section 8(d)(i) ending August 1, 2002, if applicable, Executive shall not, without the prior written consent of Company's Chief Executive Officer, directly or indirectly, hire any employee of Company or its affiliates or participate or be actively involved in, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business (collectively, "affiliations") conducted by any bank or thrift holding company which is in competition with Company, or any subsidiary of either Company, in Tennessee or in the SMSA's of Bowling Green, KY or Bristol or Roanoke, VA; provided, that affiliations with bank or thrift holding companies having less than $500 million in deposits in such areas and ownership of one percent (1%) or less of the voting stock of any publicly held corporation shall not constitute violations hereof. After the term of this Agreement, (a) the foregoing deposit level criteria will increase to 7 1/2% of the total deposits of Company; and (b) Executive may hire, directly or indirectly, employees of Company or its affiliates.

         15. Tax Withholding. Company may withhold from any compensation and benefits payable under this Agreement all Federal and State or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         16.      General Provisions.

                  (a) Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives without Company's prior written consent; provided, however, that nothing in this paragraph shall preclude

                           (i)      Executive from designating a beneficiary to
receive any benefit payable hereunder on his death, or

                           (ii)     The executors, administrators, or other
legal representatives of Executive, or his estate from assigning any rights hereunder to any person or persons entitled thereto.

                  (b) Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of Executive, his personal representative, Company and their respective successors and permitted assigns.

                  (c) Severability. If for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with law, continue in full force and effect.

                  (d) Arbitration. Except as provided in Section 13(b), any controversy or claim between or among Executive and Company, including but not limited to those arising out of or relating to this Agreement, the Release of any related plans, programs, agreements or other arrangements, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration. All arbitrations pursuant to this Agreement shall be determined in accordance with the rules of the American Arbitration Association then in effect, by a single arbitrator if the parties shall agree upon one, or otherwise by three (3) arbitrators, one appointed by each party, and a third arbitrator appointed by the two arbitrators selected by the parties, with all arbitrators to be selected from a panel proposed by the American Arbitration Association. If any party shall fail to appoint an arbitrator within thirty (30) days after it is notified to do so, then the arbitration shall be accomplished by a single arbitrator. Unless otherwise agreed by the parties hereto, all arbitration proceedings shall be held in Nashville, Tennessee. Each party agrees to comply with any award made in such proceeding, which shall be final, and to the entry of judgment in accordance with applicable law in any jurisdiction upon any such award. The decision of the arbitrator(s) shall be tendered within sixty (60) days of final submission of the parties in writing or any hearing before the arbitrator(s) and in the case of multiple arbitrations, shall include their individual votes.

                  (e) Governing Law. This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of Tennessee. In the case of any suit, action or proceeding to enforce an arbitration award made pursuant to Section 15(d), each party hereto irrevocably consents and submits to the exclusive jurisdiction of the courts of the State of Tennessee, irrevocably waives any objection that it may have at any time to the laying of venue of any suit, action or proceeding to enforce any such arbitration award brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. A final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (f) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to the party due to receive the notice or when mailed by registered or certified mail, postage prepaid, return receipt requested, to the party due to receive the notice at the address specified below or at such other address as may be specified by such person by the giving of a proper notice:

If to Executive:

         Martin E. Simmons
         1202 Chickering Road
         Nashville, TN 37215

If to Company:

         First American Corporation
         615 First American Center
         Nashville, Tennessee 37237
         Attention:  Chief Executive Officer

                  (g) Headings Not Binding. The section and sub-section headings herein are for convenience only and shall not affect the construction hereof.

                  (h) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the employment of Executive.

                  (i) Attorney's Fees. In the event that either party incurs costs and fees, including attorney's fees, in enforcing its rights under this Agreement, the party substantially prevailing in such suit or action including any appeal shall be entitled to recover from the other such costs and reasonable attorney's fees.

                  (j) Waiver and Amendment. Waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. No waiver, amendment or modification of this Agreement shall be effective unless executed in writing by the parties hereto.

                  (k) Other Severance Benefits. Except as otherwise provided in this Agreement, Executive shall not be entitled to any form of severance benefits, including benefits payable under the Company's Severance Program or any other policy or practice, regardless of the circumstances of Executive's termination of employment.

                  (l) Survival. If and to the extent applicable, the provisions of Sections 8(c)(v), 8(c)(vi), 8(d)(iv), and 8(d)(v) shall survive the termination of this Agreement in the event of Executive's termination of employment pursuant to Section 8(a).

         17. Release. The effectiveness of this Agreement is conditioned upon Executive's legally binding execution of the Release in the form of Exhibit D on or before August 10, 1997, in consideration of the Company's obligations under this Agreement, and if Executive revokes the Release within seven (7) days after executing it, this Agreement shall be null and void from its inception.

         IN WITNESS WHEREOF, First American Corporation has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement under SEAL, all as of the day and year first above written.

                                      FIRST AMERICAN CORPORATION

                                      By:/s/ Dennis C. Bottorff      (SEAL)
                                         ----------------------------
Attest:/s/ Sue H. Nichols                 Dennis C. Bottorff
       --------------------               Chairman and Chief Executive Officer


Attest:/s/ Pamela R. Welch            /s/ Martin E. Simmons          (SEAL)
       --------------------           -------------------------------
                                      Martin E. Simmons

                                    EXHIBIT A

                                   DEFINITIONS

         For the purpose of this Employment Agreement, the following terms shall have the meanings set forth in this Exhibit A unless a different meaning is required by the context or unless the term is defined by reference to another document or to a plan, program or arrangement maintained by Company.

         Accounting Firm. The independent auditors engaged by Company immediately prior to a Change of Control.

         Additional Amount. An amount equal to the excise tax under the Code, if any, incurred by Executive by reason of the Separation Payments constituting excess parachute payments pursuant to Code Section 280G (or any successor provision there). The Additional Amount shall be computed assuming that all of the Separation Payments constitute excess parachute payments as defined in Code
Section 280G (or any successor provision there), unless Company provides Executive with the opinion of the Accounting Firm described in Section 11(a)(iii).

         Agreement. This Employment Agreement dated as of August 1, 1997, by and between Company and Executive.

         Base Salary. Executive's Base Salary payable at the rate of Three Hundred Fifteen Thousand Dollars ($315,000) per Employment Year pursuant to
Section 5(a).

         Billable Hours. Documented hours completed in the performance of legal and other services to Company that are approved or requested by Company's Chief Executive Officer or his designee, which may include Company's General Counsel and Company's officers who report directly to the Chairman and Chief Executive Officer, as commensurate with the services of a partner in a private law firm employing more than fifty (50) lawyers and in the case of hours for travel, meeting and attendance and other similar matter, are in accordance with Company's policies governing payment of outside legal counsel. If Company, in its sole discretion, refers legal work to a law firm with whom Executive is affiliated and approves the referred work for joint performance by Executive and the law firm, Executive's services in the performance of the referred work shall constitute Billable Hours to the extent that the hours meet the standards of the preceding sentence. Billable Hours shall not include vacation hours.

         Cause. Executive's loss or suspension of his license to practice law in the State of Tennessee; act of gross negligence or willful misconduct (including "gross misconduct" as defined in Company's policies and procedures) materially injurious to Company; gross dereliction of duties after notice to Executive and failure to correct the deficiencies within a period of thirty (30) days; fraud in his capacity as an employee of Company; breach of a fiduciary duty to Company involving personal profit; or misappropriation of Company's assets.

         Change of Control. A "Change in Control" or "Potential Change in Control," as defined in the First American Corporation 1991 Employee Stock Incentive Plan, as presently in effect.

         Code.  The Internal Revenue Code of 1986, as amended.

         Company.  First American Corporation.

         Constructive Termination. Reduction in the level of Executive's duties, responsibilities or working conditions below that of a partner in a private law firm employing more than 50 lawyers;

reduction in work available to Executive below a rate of 1,250 Billable Hours per calendar year during calendar years 1998, 1999 and 2000; and material breach of this Agreement by Company.

         Disability. Entitlement to benefits under Company's long term disability plan.

         Employee Benefit Programs. Company's programs, plans and other arrangements that shall include group health, dental care and disability plans; life insurance or other death benefit plans; travel or accident insurance; tax qualified retirement plans; elective nonqualified deferred compensation plan; and nonqualified supplemental retirement plan; and that shall exclude any bonus, stock or other incentive compensation plan.

         Employment Year. Each period from August 1 of a calendar year through July 31 of the following calendar year during the term of this Agreement.

         Executive.  Martin E. Simmons.

         Master Retirement Plan. The First American Corporation Master Retirement Plan, as amended.

         Partial Employment Year. If the Executive's employment under this Agreement terminates on a date other than July 31 of any Employment Year, the period preceding the date of termination.

         Release. The Release in the form of Exhibit D to be executed pursuant to Section 16, and if applicable, Section 8(e).

         Separation Payments. Payments made to Executive under this Agreement and any other plan, agreement or understanding between Executive and Company or its parent, subsidiaries or affiliates.

         SERP. The First American Corporation Supplemental Executive Retirement Program, as amended.

                                  Exhibit B.1


Martin Simmons


                                                                                                                      Outstanding
   Date    Type of                                              Option        Date of                     Available    Value @
 of Grant  Grant                   Granted     Outstanding       Price        Expir.     Options Vested   For Exercise   $40.00
 --------  -----                   -------     -----------       -----        ------     --------------   ------------   ------
  8/1/92   ISO                     20,400        13,200        $10.4375       8/1/2      9,120 (Current)        9,120
                                                                                         4,080 on 8/1/97               $120,615

 1/21/93   ISO                      8,000         8,000        $13.8750       1/21/3     6,400 (Current)        6,400
                                                                                         1,600 on 1/21/98               $41,800

 1/20/94   ISO                      8,200         8,200        $15.1875       1/20/4     4,920 (Current)        4,920
                                                                                         1,640 on 1/20/98               $40,693
                                                                                         1,640 on 1/20/99               $40,693

 1/20/94   Performance
           Accel Restricted         6,000         3,000                                  0 (Current)
                                                                                         3,000 on 12/31/97             $120,000

 1/21/94   Non-Qualified
           Options                  7,974         7,974        $20.0000       1/21/4     7,578 (Current)
                                                                                         396 on 1/21/98                  $7,920

 1/21/94   ISO                      7,226         7,226        $20.0000       1/21/4     1,542 (Current)        1,542
                                                                                         2,644 on 1/21/98               $52,880
                                                                                         3,040 on 1/21/99               $60,800

 1/19/95   Performance
           Accel Restricted         2,000         1,000                                  1,000 (Current)        1,000

 1/18/96   Non-Qualified
           Options                 11,986        11,986        $23.2500       1/18/6     4,200 (Current)        4,200
                                                                                         4,200 on 1/18/98               $70,350
                                                                                         3,586 on 1/18/99               $60,066

 1/18/96   ISO                      9,014         9,014        $23.2500       1/18/6     0 (Current)                0
                                                                                         614 on 1/18/99                 $10,285
                                                                                         4,200 on 1/18/00               $70,350
                                                                                         4,200 on 1/18/01               $70,350

 1/18/96   Performance
           Accel Restricted         7,000         7,000                                  0 (Current)                0
                                                                                         7,000 on 12/31/98             $280,000


Martin Simmons


                                                                                                                      Outstanding
   Date    Type of                                              Option        Date of                     Available      Value @
 of Grant  Grant                   Granted     Outstanding       Price        Expir.     Options Vested   For Exercise     $40.00
 --------  -----                   -------     -----------       -----        ------     --------------   ------------     ------
 1/16/97   Non-Qualified
           Options                 23,262        23,262        $29.5625       1/16/7     0 (Current)                0
                                                                                         5,360 on 1/16/98                 $55,945
                                                                                         5,360 on 1/16/99                 $55,945
                                                                                         5,360 on 1/16/00                 $55,945
                                                                                         5,282 on 1/16/01                 $55,131
                                                                                         1,978 on 1/16/02                 $20,645

 1/16/97   ISO                      3,538         3,538        $29.5625       1/16/7     0 (Current)                0
                                                                                         78 on 1/16/00                       $814
                                                                                         78 on 1/16/01                       $814
                                                                                         3,382 on 1/16/02                 $35,300

 1/16/97   Performance
           Accel Restricted         9,400         9,400                                  0 (Current)                0
                                                                                         9,400 on 1/16/00                $376,000

 4/17/97   Ownership Program
           Shares                   3,460         3,460                                  0 (Current)                0
                                                                                         864 on 12/31/97                  $34,560
                                                                                         864 on 12/31/98                  $34,560
                                                                                         864 on 12/31/99                  $34,560
                                                                                         864 on 12/31/00                  $34,560







           Total Non Qual                                                                                                 $381,947
           Total ISO                                                                                                      $464,007
                                                                                                                          --------
              Subtotal Options                                                                                            $845,954
                                                                                                                          --------
           Total Restricted Stock                                                                                         $776,000
           Total Ownership                                                                                                $138,240


                                   EXHIBIT B-2

                            SECTION 8(C)(IV) EXAMPLE
                            TERMINATION DATE 1/1/2000

         All outstanding ISO's and Non-Qualified Options are exercisable and remain exercisable for the period applicable to retirees under 1991 Employee Stock Incentive Plan.

         All Ownership Program Shares (3,460) of restricted stock are vested.

         All shares (9,400) of 1/16/97 Performance Accelerated Restricted Stock are forfeited.

         All shares of Performance Accelerated Restricted Stock granted prior to 1/16/97 are vested (assuming previous full satisfaction of performance criteria).

                                                     EXHIBIT C

TERMINATION DATE 2/1/1998 (AGE 58 YEARS, 6 MONTHS)

                                                              Monthly Benefit
                                                            Payable at Normal
                             Monthly Benefit Payable at       Retirement Date
         Plan             Early Retirement Date (8/1/2002)      (8/1/2004)
-------------------       --------------------------------    ---------------
                             Pre 65             Post 65
                          --------------------------------
MRP                         $    0.00            $  938.66       $  938.66
SERP                             0.00             1,398.59        1,398.59
Other Nonqualified           4,349.78             2,012.53        2,290.18
                            ---------            ---------       ---------
Total                       $4,349.78            $4,349.78       $4,627.43


TERMINATION DATE 7/1/2000 (AGE 60 YEARS, 11 MONTHS)


                                                              Monthly Benefit
                                                            Payable at Normal
                             Monthly Benefit Payable at       Retirement Date
         Plan             Early Retirement Date (8/1/2002)      (8/1/2004)
-------------------       --------------------------------    ---------------
                             Pre 65             Post 65
                          ---------------  ---------------
MRP                        $    0.00           $1,393.28        $1,393.28
SERP                            0.00            2,919.53         2,919.53
Other Nonqualified          5,067.56              754.75         1,078.21
                           ---------           ---------        ---------
Total                      $5,067.56           $5,067.56        $5,391.02


TERMINATION DATE 7/31/2002 (AGE 63)

                        Monthly Benefit Payable at    Monthly Benefit Payable at
                          Early Retirement Date         Normal Retirement Date
       Plan                     (8/1/2002)                    (8/1/2004)
-------------------     --------------------------    -------------------------
MRP                                $1,669.28                     $1,775.83
SERP                                3,700.45                      3,936.65
Other Nonqualified                      0.00                          0.00
                                   ---------                     ---------
Total                              $5,369.73                     $5,712.48

DEATH PRIOR TO 8/1/2004 AFTER RETIREMENT ON 7/1/2000

                                    Monthly Joint & 100%
                                        While Living
            Plan                     Beginning 7/1/2000        After Death
---------------------               --------------------    ------------------
MRP                                        $    0.00             $  576.55
SERP                                            0.00                  0.00
Other Nonqualified                          4,117.09              3,540.54
                                           ---------             ---------
Total                                      $4,117.09             $4,117.09










Assumptions include:

1. Except for the death example, all monthly benefits are payable for lifetime only.

2. All future possible bonuses in the amount of $157,500 are assumed earned and paid in the following year.



NAME                        Simmons, Martin E                BS* @ Age 63:             10.00000  *BS uses completed months (DTIM2)
SSN:                              ###-##-####                BS* @ Age 61.92:          10.00000
SEX:                                        M                BS* @ Age 58.5:           10.00000
DOB:                                  7/25/39                CC @ Age 63:             42,000.00
DOH:                                   8/1/92                CC @ Age 60.92           42,000.00
NRD:                                   8/1/04                CC @ Age 58.5:           42,000.00
DOT(1):                               7/31/02             63 ERD1 factor:                  0.94  (3% reduction for each year
DOT(2):                                7/1/00    60.91666667 ERD26factor:                  0.94  ERD precedes NRD if >age 55)
DOT(3):                                2/1/98           58.5 ERD3 factor:                  0.94
Age @ 9/1/96:                           57.11                SS NRA:                         66
Earnings projection:                        0%               415  red. @ age 65:        0.93333
401(a)17 proj.:                             0%               415  red. @ age 62:           0.75
Covered comp proj.:                         0%
415 limit proj:                             0%



                          Projected       Projected                                     Projected Rounded to  Projected
        YEAR              Earnings      401(a)17 limit   Truncated     Limited Comp  covered comp   3,000     415 limits
-----------------------------------------------------------------------------------------------------------------------
            1991                     -     150,000            150,000         -
            1992               93,916.70   150,000            150,000    93,916.70
            1993              185,250.00   150,000            150,000   150,000.00
            1994              251,425.02   150,000            150,000   150,000.00
            1995              312,875.16   150,000            150,000   150,000.00     61,200      42,000
            1996              405,000.00   150,000            150,000   150,000.00     62,700      42,000     120,000
            1997              474,500.00   160,000            160,000   160,000.00     62,700      42,000     125,000
            1998              472,500.00   160,000            160,000   160,000.00     62,700      42,000     120,000
            1999              472,500.00   160,000            160,000   160,000.00     62,700      42,000     120,000
            2000              472,500.00   160,000            160,000   160,000.00     62,700      42,000     120,000
            2001              472,500.00   160,000            160,000   160,000.00     62,700      42,000     120,000
            2002              341,250.00   160,000            160,000   160,000.00     62,700      42,000     120,000
            2003                     -                                        -
            2004                     -                                        -
            2005                     -                                        -
            2006                     -                                        -
            2007                     -                                        -
            2008                     -                                        -
            2009                     -                                        -

BENEFIT @ AGE 63

BS:                  10.00000 CC0@ Age 63:     3,500 /month                 415 @ NRD:           9,333.30
BS >15<35:    -         415 lim:              10,000.00 /month           415 @ DOT(1):           9,333.30
                                    Actual    Months              Used         limited comp       Used

FAE:               2002          341,250.00        7           341,250.00        160,000.00     93,333.33
                   2001          472,500.00       12           472,500.00        160,000.00    160,000.00
                   2000          472,500.00       12           472,500.00        160,000.00    160,000.00
                   1999          472,500.00       12           472,500.00        160,000.00    160,000.00
                   1998          472,500.00       12           472,500.00        160,000.00    160,000.00
                   1997          474,500.00        5           197,708.33        160,000.00     66,666.67
                                                  60         2,428,958.33                      800,000.00
                          FAE /MONTH:      UNLIMITED            40,482.64 LIMITED:              13,333.33

Monthly Acbft DOTerm @ Age 63:                                    Unlimited          Limited
                        =.01*FAE*BS                                4,048.26          1,333.33
                          + .0033*(BS35-15)*FAE                           -                 -
                             +.0045*(FAE-cc)*BS35                  1,664.22            442.50
                                                                   5,712.48          1,775.83
BENEFIT @ AGE 60 & 11 MOS
BS:           10.000000   CC  @   Age 60.92    3,500  /month           415 @ NRD:                9,333.30
BS >15<35:            -  415 lim:          10,000.00  /month           415 @ DOT(2):             6,840.25
                                  Actual           Months        Used          limited comp       Used

FAE:               2000          315,000.00        7           315,000.00        160,000.00     93,333.33
                   1999          472,500.00       12           472,500.00        160,000.00    160,000.00
                   1998          472,500.00       12           472,500.00        160,000.00    160,000.00
                   1997          474,500.00       12           474,500.00        160,000.00    160,000.00
                   1996          405,000.00       12           405,000.00        150,000.00    150,000.00
                   1995          312,875.16        5           130,364.65        150,000.00     62,500.00
                                                  60         2,269,864.65                      785,833.33
                        FAE /MONTH:      UNLIMITED              37,831.08 LIMITED:              13,097.22

Monthly Acbft DOTerm @ Age 62:                                    Unlimited        Limited (8 years of Ben Service)
                        =.01*FAE*BS                                3,783.11                   1,047.78
                          + .0033*(BS35-15)*FAE                          -                          -
                          +.0045*(FAE-cc)*BS35                     1,544.90                     345.50
                                                                   5,328.01                   1,393.28
BENEFIT @ AGE 58 & 6 MOS

BS:            10.00000   CC0  @  Age 58.5:    3,500 /month           415 @ NRD:                 9,333.30
BS >15<35:       -       415 lim:          10,000.00 /month           415 @ DOT(3):              5,618.95
                                   Actual      Months              Used        limited comp        Used

FAE:               2000           26,250.00        1            26,250.00
                   1999          315,000.00       12           315,000.00
                   1998          472,500.00       12           472,500.00        160,000.00     13,333.33
                   1997          474,500.00       12           474,500.00        160,000.00    160,000.00
                   1996          405,000.00       12           405,000.00        150,000.00    150,000.00
                   1995          312,875.16       11           286,802.23        150,000.00    150,000.00
                   1994          251,425.02        0                    -        150,000.00    150,000.00
                   1993          185,250.00        0                    -        150,000.00    137,500.00
                                                  60         1,980,052.23                      760,833.33
                        FAE /MONTH:      UNLIMITED              33,000.87 LIMITED:              12,680.56

Monthly Acbft DOTerm @ Age 60:                                  Unlimited        Limited (5.5833 yrs Ben Service)
                        =.01*FAE*BS                              3,300.09                   708.00
                          + .0033*(BS35-15)*FAE                         -                        -
                          +.0045*(FAE-cc)*BS35                   1,327.54                   230.66
                                                                 4,627.63                   938.66

                                    EXHIBIT D
                                     RELEASE

         1.       General Release.

                  In consideration of the obligations of First American Corporation ("Employer") under the Employment Agreement with Martin E. Simmons effective August 1, 1997 ("Employment Agreement"), Martin E. Simmons ("Simmons") agrees, for himself and his heirs, representatives, successors and assigns, that he waives, releases and forever discharges Employer and all related entities, their directors, officers, employees and agents, from any and all claims, known or unknown, that he has or may have relating to or arising out of his employment with Employer, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Simmons' employment, excepting only the provisions of the Employment Agreement (including the provisions for compensation and benefits under the employer plans and programs referred to therein).

         2.       Special Waiver and Release Notification.

                  The General Release in paragraph 1 includes a waiver and release of all claims under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of the ADEA, Simmons acknowledges that he has been advised that this waiver and release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this waiver and release; to consult with an attorney and/or other advisor of his choosing concerning his rights and obligations under this waiver and release; to fully consider this release before executing it and that he has been offered ample time and opportunity, in excess of 21 days, to do so; that he has 7 days following the execution of this Release to revoke it by sending written notice to Dennis C. Bottorff, Chairman and Chief Executive Officer, at Employer's offices at 615 First American Center, Nashville, Tennessee 37237, and that this Release shall not become effective and enforceable until the revocation period has expired.

         3.       Entire Agreement.

                  Simmons understands and agrees that all terms of this Release are contractual and are not a mere recital, and represents and warrants that he is competent to covenant and agree as herein provided. Simmons understands, agrees, and represents that the releases herein executed may affect rights and liabilities of substantial extent and agrees that the releases provided herein are in his best interest. Simmons represents and warrants that, in negotiating and executing this Release, he has had an adequate opportunity to consult with competent counsel or other representatives of his choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein. Simmons has carefully read this Release in its entirety; fully understands and agrees to its terms and provisions; and intends and agrees that it is final and binding.

         IN WITNESS WHEREOF, and intending to be legally bound, the undersigned Martin E. Simmons has executed the foregoing Release this 25th day of July, 1997.

                                         /s/ Martin E. Simmons          (SEAL)
                                         -------------------------------
                                         Martin E. Simmons

STATE OF TENNESSEE

CITY OF NASHVILLE

         The foregoing instrument was acknowledged and signed before me by Martin E. Simmons this 25th day of July, 1997.

                                         /s/ Pamela Rucker Welch
                                         ------------------------------
                                                Notary Public

My Commission Expires:

         1/24/98
---------------------









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